UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2013

A. H. BELO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 224866 Dallas, Texas		75222-4866
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 977-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Effective January 4, 2013, A. H. Belo Corporation (the “Company”) voluntarily terminated its Amended and Restated Credit Agreement dated as of January 2, 2009 by and between the Company and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended by First through Fifth Amendments dated August 18, 2009, December 3, 2009, August 18, 2010, March 10, 2011, and May 2, 2011, respectively, and together, the “Credit Agreement”). The Credit Agreement, with a maturity date of September 30, 2014, provided for a $25 million working capital facility that was subject to a borrowing base. Among other matters, the Credit Agreement created an asset-based revolving credit facility secured by the Company’s accounts receivable, inventory, and real property and other assets. No amounts were outstanding under the Credit Agreement. All liens and security interests under the Credit Agreement will be released. The Company terminated the Credit Agreement to provide greater financial and operating flexibility and eliminate direct and indirect costs related to the Credit Agreement. No early termination penalties were incurred by the Company as a result of the termination.

The Credit Agreement and Amendments First through Fifth were previously filed with the SEC on Current Form 8-K filed February 2, 2009, Form 10-Q filed November 13, 2009, Form 8-K filed December 4, 2009, Form 10-Q filed November 3, 2010, Form 10-K filed March 11, 2011, and Form 10-Q filed May 4, 2011, respectively.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2013	A. H. BELO CORPORATION

	By:	/s/ Alison K. Engel
Alison K. Engel Senior Vice President/Chief Financial Officer